EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC.
REPORTS FIRST QUARTER NET INCOME
OF $0.72 PER DILUTED SHARE ON SALES OF $1.27 BILLION
GLENVIEW, IL, April 28, 2009 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended April 3, 2009.
Financial Highlights
(In millions, except per share amounts)

	Three Months Ended
	April 3,	March 28,	Percent
	2009	2008	Change
Net Sales	$1,271.2	$1,471.6	-14%
Operating Income	$56.9	$101.5	-44%
Net Income	$25.7	$55.8	-54%
Diluted Earnings Per Share	$0.72	$1.40	-49%
Diluted Weighted Shares	35.8	39.8	-10%
Note: Throughout this announcement prior year amounts have been restated to conform with the requirements of FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” that became effective in 2009.
First Quarter Highlights
•	Sales of $1.27 billion decreased 14 percent compared to sales of $1.47 billion in the year ago quarter. Major items affecting sales included:
•	$99.9 million in unfavorable foreign exchange rate effects versus prior year

•	$37.7 million in estimated unfavorable effects from lower copper prices

•	$45.3 million of incremental sales due to 2008 acquisitions

•	Exclusive of foreign exchange, copper price and acquisitions, the year-on-year organic sales decline was 7 percent
•	First quarter operating income of $56.9 million, a decrease of 44 percent from the $101.5 million reported in the year ago period, was negatively affected by 7 percent organic sales decline due to the combination of a more challenging macroeconomic environment and the following:
•	$3.4 million in unfavorable foreign exchange effects versus prior year

•	$8.2 million in estimated unfavorable effects from lower copper prices

•	$0.5 million in operating losses from 2008 acquisitions

•	First quarter operating margins were 4.5 percent as compared to 6.9 percent in the year ago quarter. Exclusive of the items outlined in the preceding bullets, operating margins in the first quarter would have been 5.1 percent. This decline in operating margins from the prior year is due to the 7 percent organic decline in sales and the effects of an unfavorable sales mix shift that reduced gross margins.

•	Other income of $0.6 million includes a gain of $3.4 million related to the expiration of liabilities associated with a prior year asset sale that was partially offset by foreign exchange losses and cash surrender losses on company-owned life insurance policies.

•	Net Income of $25.7 million was 54 percent lower than the $55.8 million reported in the year ago quarter, which included a gain of $1.6 million related to foreign tax benefits associated with the recognition of net operating loss carryforwards.

•	Diluted earnings per share declined 49 percent to 72 cents per diluted share from $1.40 per diluted share in the year ago quarter that included a benefit of 4 cents per diluted share related to the above-mentioned foreign tax loss carryforwards.

•	The fully diluted weighted share count of 35.8 million decreased by 10 percent from the 39.8 million reported in the year ago quarter due to less dilution associated with convertible bonds and share repurchases in the second quarter of 2008.

•	Cash flow generated from operations was $88.0 million, an increase of 59 percent compared to the $55.4 million generated from operations in the year ago quarter due to lower working capital requirements.
First Quarter Sales Trends
Commenting on first quarter sales trends, Robert Eck, President and CEO stated, “Our underlying results in the first quarter were sound given the uncertain macroeconomic environment. As we expected, our first quarter results were negatively impacted by strengthening of the U.S. dollar and the decline in the spot market price of copper that occurred in late 2008. After excluding these effects and those associated with acquisitions completed in the second half of 2008, we saw an overall organic sales decline of 7 percent. Emerging Markets reported 3 percent organic sales growth due to comparatively strong end market conditions in Latin America. North American OEM supply, where the combination of new customer additions in the second half of 2008 and comparatively solid market demand with aerospace and defense customers, produced a year-on-year organic sales increase of 12 percent.”
“However, our other end markets and geographies reported negative organic sales comparisons due to the soft economic conditions. Enterprise cabling and security solutions sales showed organic declines of approximately 5 percent in both North America and Europe as lower project volumes weighed on the year-on-year comparisons. Within the global enterprise cabling and security market we saw security-related sales grow by 11 percent, exclusive of foreign currency impacts, as compared to the first quarter of last year,” added Eck. “After excluding the effects of foreign exchange and lower copper prices, electrical wire & cable sales were down 10 percent in North America and 5 percent in Europe due to lower demand. The largest organic sales decline was in the European OEM supply business, where significant customer production cutbacks due to very poor economic conditions resulted in negative comparisons of 32 percent.”
First Quarter Operating Results
“As highlighted above, reduced sales volumes, lower copper prices and the translation effects of a stronger dollar all combined to negatively affect performance in the first quarter,” commented Eck. “In addition to the effects of lower sales, we also saw lower gross margins primarily due to larger sales declines in our higher margin North American electrical wire & cable and European OEM supply end markets than elsewhere in the business.”
“The actions we took in 2008 have already begun to yield positive results, both from a financial, as well as an organizational standpoint. We have continued to adjust staffing to levels appropriate to the market conditions in each of the end markets and geographies in which we operate with an ongoing goal of improving operating efficiency, profitability and cash flow,” continued Eck. “In the first quarter, after adjusting for foreign exchange effects and operating expenses of acquired businesses, our operating expenses declined on an organic basis by 2 percent versus the prior year. As we begin to realize the full benefits of the fourth quarter restructuring actions, together with further select expense reduction actions, we expect the year-on-year reduction in organic expenses to increase. We are continuing to address the changing economic landscape and are carefully balancing cost reductions with a desire to preserve institutional knowledge, service capabilities and momentum on key initiatives so we can fully capture the benefits of a recovering market when the economy begins to improve.”
Company-wide operating margins declined to 4.5 percent from 6.9 percent in the year ago quarter as the effects of lower sales and the adverse sales mix changes on gross margins were greater than the year-on-year operating expense reductions achieved in the quarter.
North America operating margins declined to 5.5 percent from 7.9 percent in the year ago quarter as a consequence of lower sales, lower gross margins due to less favorable sales mix and the effects of lower copper prices.
Europe operating margins were a negative 0.4 percent as compared to a positive 4.1 percent in the year ago quarter due largely to a sales decline of 30 percent (18 percent organically), an unfavorable sales mix shift that negatively affected gross margins and the effects of lower copper prices.
Emerging Markets operating margins increased to 6.8 percent in the current quarter compared to 6.1 percent in the year ago quarter, primarily due to sales mix-related increases in gross margin.
Cash Flow and Leverage
“In the first quarter we generated $88.0 million of cash from operations, an increase of 59 percent from the $55.4 million generated in the year ago quarter. The increase in cash flow reflects the lower working capital requirements associated with the organic reduction in sales and the deflationary effects of lower copper prices,” said Dennis Letham, Executive Vice President-Finance. “We anticipate continuing strong cash flow over the near term as our inventory levels continue to decline.”
“We ended the quarter with cash balances of $100.1 million, $45.0 million of which was short-term invested cash. We also had $299.4 million in committed, unused lines of credit that run until 2012, as well as only $5.0 million of outstanding borrowings under our $255.0 million accounts receivable securitization facility that expires in September of 2009, giving us significant excess liquidity,” Letham continued. “Our strong liquidity position at the end of the first quarter was aided by the successful completion of a $200 million senior note offering in the first quarter. Net of fees, expenses and original issue discount this debt offering generated $180.5 million in added liquidity. At this point the company is well positioned to manage through near term liquidity challenges, as well as the potential “put” of the company’s 3.25 percent convertible notes in July of 2009, should that event occur. We regard our strong financial position and available liquidity as important differentiators from many companies in today’s market.”
Key capital structure and credit-related statistics for the first quarter include:
•	Quarter end debt-to-total capital ratio of 49.1 percent compared to 50.7 percent at the end of 2008

•	Excess invested cash increased from $6.0 million at the end of 2008 to $45.0 million at the end of the current quarter

•	First quarter weighted average cost of borrowed capital of 5.0 percent compared to 5.7 percent in the year ago quarter

•	87 percent of quarter end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$299.4 million of available, unused credit facilities at quarter end
Business Outlook
Eck commented, “Following a very soft finish to 2008, and an extension of those market conditions into the first few days of 2009, we were pleased to see activity levels rebound to a limited degree and then stabilize through the balance of the quarter. At this time it is too early to ascertain if the stabilizing trends of the past couple of months are reflective of the current recession beginning to find a bottom or if this is merely a period of calm in a continuing uncertain market. It appears, however, that the normal seasonal sales patterns that typically produce low-to-mid-single digit consecutive quarter growth from the first to the second quarter will be more muted than normal.”
“As the year progresses we will continue to be responsive to changes in the macroeconomic environment and will aggressively manage costs and working capital. We will also balance these efforts with continued focus on and investment in those initiatives that can produce both short-term benefits and improved long-term market positioning. We remain focused on moving our strategic initiatives forward, generating significant cash flow, and continuing to benefit from our diverse geographic presence, product offering and variety of important end markets. Our most important objective is ensuring that we react appropriately to the economic cycle and position the company to take full advantage of the eventual recovery,” Eck concluded.
2009 Accounting Change
As required by Financial Accounting Standards Board Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlements)” the company is now accounting separately for the debt and equity components of its outstanding convertible bonds. As a result of this change, the company reported diluted earnings per share for the first quarter of 2009 that were 5 cents less than they would have been under the prior accounting rules. At the same time, the adoption of these new rules required that the company restate its previously reported first quarter 2008 results to give effect to these new rules. The effect of this was to reduce first quarter 2008 earnings per diluted share by 5 cents from the amounts previously reported.
First Quarter Earnings Report
Anixter will report results for the 2009 first quarter on Tuesday, April 28, 2009 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.
About Anixter
Anixter International is a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 425,000 products and over $1 billion in inventory, 3) 235 warehouses with more than 6.5 million square feet of space, and 4) locations in 271 cities in 52 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, potential impairment of goodwill and risks associated with integration of acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended
	April 3,	March 28,
(In millions, except per share amounts)	2009	2008

Net sales	$1,271.2	$1,471.6
Cost of goods sold	977.9	1,123.1

Gross profit	293.3	348.5
Operating expenses	236.4	247.0

Operating income	56.9	101.5
Interest expense	(14.5)	(14.5)
Other, net	0.6	(0.3)

Income before income taxes	43.0	86.7
Income tax expense	17.3	30.9

Net income	$25.7	$55.8

Net income per share:
Basic	$0.72	$1.55
Diluted	$0.72	$1.40

Average shares outstanding:
Basic	35.4	35.9
Diluted	35.8	39.8

Geographic Segments

Net sales:
North America	$924.5	$1,016.8
Europe	238.6	340.0
Asia Pacific and Latin America	108.1	114.8

	$1,271.2	$1,471.6

Operating income:
North America	$50.6	$80.6
Europe	(1.1)	13.9
Asia Pacific and Latin America	7.4	7.0

	$56.9	$101.5

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	April 3,	January 2,
(In millions)	2009	2009

Assets

Cash and cash equivalents	$100.1	$65.3
Accounts receivable, net	975.2	1,051.7
Inventories	1,072.2	1,153.3
Deferred income taxes	45.1	41.3
Other current assets	23.8	32.8

Total current assets	2,216.4	2,344.4

Property and equipment, net	86.0	86.0
Goodwill	457.7	458.6
Other assets	170.4	173.4

	$2,930.5	$3,062.4

Liabilities and Stockholders’ Equity

Accounts payable	$504.0	$582.1
Accrued expenses	130.0	161.9
Short-term debt	45.4	249.5

Total current liabilities	679.4	993.5

1.0% convertible senior notes	238.5	235.0
Revolving lines of credit and other	218.0	250.0
5.95% senior notes	200.0	200.0
10.0% senior notes	185.4	—
3.25% zero coupon convertible notes	168.9	167.5
Other liabilities	144.3	143.6

Total liabilities	1,834.5	1,989.6

Stockholders’ equity	1,096.0	1,072.8

	$2,930.5	$3,062.4

Financial Measures That Supplement GAAP
This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.
Organic revenue growth measures revenue excluding the effects of foreign exchange and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange and acquisitions, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.
First Quarter Sales Growth Trends

	First Quarter	Adjustments for:			First Quarter	First Quarter
	2009 Sales	Foreign Exchange	Acquisition	Copper	2009 Sales	2008 Sales	Organic
(in millions)	(as reported)	Impact	Impact	Impact	(as adjusted)	(as reported)	Growth
North America
Enterprise Cabling and Security	$493.9	$14.8	$—	$—	$508.7	$535.8	-5.1%
Wire & Cable	281.6	17.3	(7.6)	33.8	325.1	362.3	-10.3%
OEM Supply	148.7	2.2	(18.4)	—	132.5	118.6	11.8%
Eliminations / Other	0.3	—	—	—	0.3	0.1	n/a

Total North America	$924.5	$34.3	$(26.0)	$33.8	$966.6	$1,016.8	-4.9%

Europe
Enterprise Cabling and Security	$89.3	$16.3	$—	$—	$105.6	$111.7	-5.4%
Wire & Cable	47.3	11.8	—	3.9	63.0	66.3	-4.9%
OEM Supply	102.0	26.3	(17.9)	—	110.4	162.0	-31.9%

Total Europe	$238.6	$54.4	$(17.9)	$3.9	$279.0	$340.0	-17.9%

Emerging Markets	$108.1	$11.2	$(1.4)	$—	$117.9	$114.8	2.7%

Anixter International	$1,271.2	$99.9	$(45.3)	$37.7	$1,363.5	$1,471.6	-7.4%